                                  23(d)(1)(rr)

 Amendment to Investment Advisory Agreement - TA IDEX Van Kampen Mid-Cap Growth

                         TRANSAMERICA IDEX MUTUAL FUNDS
                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of January 1, 2007 to the Investment Advisory Agreement dated as of January 3, 2006 (the "Agreement"), between Transamerica IDEX Mutual Funds and Transamerica Fund Advisors, Inc. on behalf of TA IDEX Van Kampen Mid-Cap Growth (the "Fund"). In consideration of the mutual covenants contained herein, the parties agree as follows:

     COMPENSATION. Any reference to compensation of TA IDEX VAN KAMPEN MID-CAP GROWTH is now revised to reflect the following Advisory Fees, effective as of January 1, 2007:

          0.80% of the first $1 billion of average daily net assets; and 0.775% of average daily net assets in excess of $1 billion.

     In all other respects, the Investment Advisory Agreement dated as of January 3, 2006 is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2007.

                                        TRANSAMERICA FUND ADVISORS, INC.


                                        By: /s/ John K. Carter
                                            ------------------------------------
                                        Name: John K. Carter
                                        Title: President and Chief Executive
                                               Officer


                                        TRANSAMERICA IDEX MUTUAL FUNDS


                                        By: /s/ Dennis P. Gallagher
                                            ------------------------------------
                                        Name: Dennis P. Gallagher
                                        Title: Senior Vice President, General
                                               Counsel and Secretary